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                                                                     Exhibit 2.3


Second Amendment, dated as of March 2, 1999, to the Agreement and Plan of Merger, dated as of September 23, 1998, among YSI, CSC and Palm Merger Corp.

                                SECOND AMENDMENT
                        TO AGREEMENT AND PLAN OF MERGER

     This Second Amendment ("Amendment") to the Agreement and Plan of Merger dated as of September 23, 1998 by and among Youth Services International, Inc., Correctional Services Corporation and Palm Merger Corp., as amended by the First Amendment thereto dated as of January 12, 1999 (as so amended, the "Merger Agreement"), is entered into as of this ___ day of March, 1999.

     WHEREAS, the parties desire to amend the Merger Agreement to address certain issues;

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Merger Agreement is hereby amended as set forth below.

     1. Section 3.1.(a). The reference to ".375 shares" in Section 3.1.(a) shall be deleted and replaced with a reference to ".275 shares."

     2.  Section 7.4.  A new Section 7.4. shall be added as follows:

          "7.4. Limitation on Conditions to Each Party's Obligation to Effect the Merger.

                 (a) Notwithstanding the provisions of Section 7.1. and Section 7.2., no event or circumstance of which either Parent or Merger Subsidiary had actual knowledge at the time of execution of the Second Amendment to the Agreement and Plan of Merger, dated as of March ___, 1999, by and among the Company, Parent and Merger Subsidiary (the "Second Amendment") shall constitute a permissible basis to relieve Parent or Merger Subsidiary from their obligations to effect the Merger pursuant to any condition set forth in Section 7.1. or Section 7.2., including but not limited to the condition set forth in Section 7.1.(g) (if an event or circumstance of which either Parent or Merger Subsidiary had actual knowledge at the time of execution of the Second Amendment forms the basis for a failure of J.C. Bradford to render a fairness opinion to Parent), provided that the limitation in this
                                       -------- ----
          Section 7.4.(a) shall not apply to the condition to Parent's and Merger Subsidiary's obligation to effect the Merger set forth in
          Section 7.1.(a) (relating to a failure by the holders of Shares or the holders of Parent Common Stock to approve the Merger).

                 (b) Notwithstanding the provisions of Section 7.1. and Section
          7.3., no event or circumstance of which the Company had actual knowledge at the time of execution of the Second Amendment shall constitute a permissible basis to relieve the Company from its obligation to effect the Merger pursuant to any condition set forth in
          Section 7.1. or Section 7.3., including but not limited to the condition set forth in Section 7.1.(f) (if an event or circumstance of which the Company had actual knowledge at the time of execution of the Second Amendment forms the basis for a failure of SunTrust Equitable Securities to render a fairness opinion to the Company), provided that
                                                                   -------- ----
          the limitation in this Section 7.4.(b) shall not apply to the condition to the Company's obligation to
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                effect the Merger set forth in Section 7.1.(a) (relating to a failure by the holders of Shares or the holders of Parent Common Stock to approve the Merger)."

          3. Section 8.1.(d). The reference to "March 31, 1999" in Section 8.1.(d) shall be deleted and replaced with a reference to "April 30, 1999."

          4. Section 8.1.(e). Section 8.1.(e) is hereby amended and restated to read in its entirety as follows:

                          "(e)  By Parent after April 30, 1999, if any of the
                conditions set forth in Article VII hereof, to which the Parent and the Merger Subsidiary's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Parent or the Merger Subsidiary;"

          5. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute one agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Amendment as may be required.

          6. Merger Agreement. The terms and provisions of the Merger Agreement, as amended hereby, shall remain in full force and effect. All references to the Merger Agreement contained therein shall refer to the Merger Agreement as amended hereby.

          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                              YOUTH SERVICES INTERNATIONAL, INC.


                              By: /s/  Mark S. Dernilio
                                  ---------------------------------
                                  Name:  Mark S. Dernilio
                                  Title: Sr. Vice President

                              CORRECTIONAL SERVICES CORPORATION


                              By: /s/ Ira Cotler
                                  ---------------------------------
                                  Name: Ira Cotler
                                  Title: Chief Financial Officer

                              PALM MERGER CORP.


                              By: /s/ Ira Cotler
                                  ---------------------------------
                                  Name: Ira Cotler
                                  Title: Treasurer

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